Exhibit 1

Attorney's Certification

I the undersigned, Lee-Tal Yakir, Attorney at Psagot Investment House Ltd, hereby certify as follows:

1.	The above composition of signatures is binding on Psagot Investment House Ltd. in respect of the attached report.

2.
The above authorized signatories signed this document before me and were identified by me in person according to an identity card, as required by and in accordance with the Prohibition on Money Laundering Law, 5760-2000 and the orders pursuant thereto.

3.	The resolution concerning Psagot Investment House Ltd.'s authorized signatories was duly adopted, in accordance with Psagot Investment House Ltd.'s incorporation documents.

February 14, 2019 _____________ Date	/s/ Lee-Tal Yakir ______________ Lee-Tal Yakir, Adv. Lic. No. 37140 Attorney (signature & stamp)